Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated August 14, 2012

$ Notes due August 22, 2017 Linked to the Performance of an International Equity Basket Global Medium-Term Notes, Series A, No. E-7465

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	August 15, 2012

Issue Date:	August 20, 2012

Basket Final Valuation Date:*	August 15, 2017

Maturity Date:**	August 22, 2017

Averaging Dates:*	Quarterly, on the 15th of each February, May, August and November during the term of the Notes, commencing on November 15, 2012; provided that the final Averaging Date shall be the Basket Final Valuation Date (the “Final Averaging Date”).*

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	An equally-weighted basket (the “Basket”) consisting of the following indices (each a “Basket Component” and together the “Basket Components”):

Basket Component	Bloomberg Professional® Service Page	Initial Level
S&P 500® Index	SPX <Index>	[—]
Euro Stoxx 50® Index	SX5E <Index>	[—]
Hang Seng Index	HSI <Index>	[—]
S&P BRIC 40 Index	SBR <Index>	[—]

Initial Basket Level:	The Initial Basket Level will be set to 100.00 on the Basket Initial Valuation Date.

Final Basket Level:

The Final Basket Level will reflect the performance of the Basket from the Basket Initial Valuation Date to the Basket Final Valuation Date and will be calculated as follows:

Initial Basket Level + [Initial Basket Level × Basket Return]

Payment at Maturity:

If the Final Basket Level is greater than the Initial Basket Level, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Basket Return]

If the Final Basket Level is less than or equal to the Initial Basket Level, you will receive a cash payment of $1,000 per $1,000 principal amount Note that you hold.

Any payment on the Notes, including any principal protection feature provided at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Periodic Index Return:

With respect to a Basket Component on each Averaging Date, the performance of such Basket Component from and including the Basket Initial Valuation Date to and including such Averaging Date, calculated as follows:

Averaging Date Closing Level – Initial Level

Initial Level

Basket Component Return:	With respect to each Basket Component, the arithmetic average of the Periodic Index Returns for such Basket Component (as calculated on each Averaging Date during the term of the Notes).

Basket Return:	The arithmetic average of the Basket Component Returns for each Basket Component.

Initial Level:	With respect to a Basket Component, the Closing Level of such Basket Component on the Basket Initial Valuation Date, as set forth in the table above.

Averaging Date Closing Level:	With respect to each Basket Component on an Averaging Date, the Index Closing Level of such Basket Component on such Averaging Date.

Index Closing Level:

With respect to a Basket Component on a valuation date, the official closing level of such Basket Component, as displayed on the applicable Bloomberg Professional® service page noted above or on any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing value of a Basket Component will be based on the alternate calculation of the applicable Basket Component as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying prospectus supplement.

Valuation Date:	A day that is an Index Business Day with respect to each Basket Component.

Index Business Day:	With respect to a Basket Component, a day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each Index component is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TEH6 and US06741TEH68

*	If the scheduled Averaging Date is not a Valuation Date, then the scheduled Averaging Date shall be the next succeeding day that is a Valuation Date. The Averaging Dates, including the Final Averaging Date, are subject to postponement in the event of a Market Disruption Event, as described under “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this preliminary pricing supplement.
**	Subject to postponement in the event of a Market Disruption Event on the Final Averaging Date or the event that the Final Averaging Date is not a Valuation Date, each as described under “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this preliminary pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS–2

Hypothetical Examples

Illustrative Calculations of Basket Component Returns, Basket Return and the Final Basket Level

The following example sets forth the methodology used to calculate the Basket Component Returns of each Basket Component and the Basket Return and, accordingly, the Final Basket Level. The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only. The numbers set forth in the following table to not relate to the actual Index Closing Levels on the Basket Initial Valuation Date or on any Averaging Date. We cannot predict the Periodic Index Returns or Basket Component Returns of any of the Basket Components or the Basket Return of the Basket. These examples do not take into account any tax consequences of an investment in the Notes.

This example assumes the Index Closing Levels of the Basket Components as indicated and further assumes that:

•	The Notes have a term to maturity of five years, resulting in a total of 20 Averaging Dates.

•	Initial Basket Level: 100.00

•	Index Closing Level of the S&P 500® Index on the Basket Initial Valuation Date: 1,405.87

•	Index Closing Level of the EURO STOXX® 50 Index on the Basket Initial Valuation Date: 2,423.22

•	The Index Closing Level of the Hang Seng Index on the Basket Initial Valuation Date: 20,136.12

•	The Index Closing Level of the S&P BRIC 40 Index on the Basket Initial Valuation Date: 2,295.98

Step 1: Based on the Index Closing Level on the Basket Initial Valuation Date and the Index Closing Level on each Averaging Date, calculate the Periodic Index Return for each Basket Component on each Averaging Date.

Averaging Date No.	S&P 500® Index		EURO STOXX 50® Index		Hang Seng Index		S&P BRIC 40 Index
	Index Closing Level	Periodic Index Return	Index Closing Level	Periodic Index Return	Index Closing Level	Periodic Index Return	Index Closing Level	Periodic Index Return
1	1,265.28	-10.00%	1,914.34	-21.00%	24,163.34	20.00%	2,410.78	5.00%
2	1,279.34	-9.00%	2,180.90	-10.00%	25,975.59	29.00%	2,318.94	1.00%
3	1,194.99	-15.00%	2,786.70	15.00%	23,156.54	15.00%	2,525.58	10.00%
4	1,180.93	-16.00%	2,617.08	8.00%	24,163.34	20.00%	2,640.38	15.00%
5	1,124.70	-20.00%	2,641.31	9.00%	22,149.73	10.00%	2,479.66	8.00%
6	1,265.28	-10.00%	2,665.54	10.00%	25,170.15	25.00%	2,341.90	2.00%
7	970.05	-31.00%	2,786.70	15.00%	23,156.54	15.00%	2,066.38	-10.00%
8	1,335.58	-5.00%	2,665.54	10.00%	25,371.51	26.00%	1,951.58	-15.00%
9	1,209.05	-14.00%	2,714.01	12.00%	22,149.73	10.00%	1,836.78	-20.00%
10	1,335.58	-5.00%	2,786.70	15.00%	23,961.98	19.00%	1,607.19	-30.00%
11	1,405.87	0.00%	2,907.86	20.00%	21,344.29	6.00%	1,377.59	-40.00%
12	1,433.99	2.00%	2,714.01	12.00%	24,163.34	20.00%	1,836.78	-20.00%
13	1,476.16	5.00%	2,907.86	20.00%	23,156.54	15.00%	1,951.58	-15.00%
14	1,490.22	6.00%	2,229.36	-8.00%	22,149.73	10.00%	2,066.38	-10.00%
15	1,504.28	7.00%	2,180.90	-10.00%	21,142.93	5.00%	1,951.58	-15.00%
16	1,433.99	2.00%	2,738.24	13.00%	23,156.54	15.00%	1,836.78	-20.00%
17	1,448.05	3.00%	3,150.19	30.00%	18,927.95	-6.00%	1,607.19	-30.00%
18	1,462.10	4.00%	3,029.03	25.00%	23,156.54	15.00%	1,492.39	-35.00%
19	1,476.16	5.00%	2,786.70	15.00%	25,975.59	29.00%	1,400.55	-39.00%
20	1,419.93	1.00%	2,907.86	20.00%	20,538.84	2.00%	1,331.67	-42.00%

Step 2: Based on the Periodic Index Returns calculated in Step 1 above, calculate the Basket Component Returns for each Index Component. For each Basket Component, the Basket Component Return will be equal to the arithmetic average of each of the Periodic Index Returns for such Basket Component.

Accordingly, the Basket Component Returns for each of the four Basket Components are as follows:

•	Basket Component Return of the S&P 500® Index: -5.00%

•	Basket Component Return of the EURO STOXX 50® Index: 10.00%

•	Basket Component Return of the Hang Seng Index: 15.00%

•	Basket Component Return of the S&P BRIC 40 Index: -8.00%

PPS–3

Step 3: Based on the Basket Component Returns calculated in Step 2 above, calculate the Basket Return.

The Basket Return is equal to the arithmetic average of the Basket Component Returns of -5.00%, 10.00%, 15.00% and -8.00%, respectively. Accordingly, the Basket Return is equal to 3.00%.

Step 4: Based on the Basket Return calculated in Step 3 above, calculate the Final Basket Level.

The Final Basket Level is equal to (a) the Initial Basket Level plus (b) the Initial Basket Level times the Basket Return. Accordingly, the Final Basket Level is calculated as follows:

Initial Basket Level + [Initial Basket Level × Basket Return]

100 + [100.00 × 3.00%] = 103.00

Step 5: Based on the Final Basket Level calculated in Step 4 above, calculate the payment at maturity:

Because the Final Basket Levels is greater than the Initial Basket Level, the investor will receive a payment at maturity per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Basket Return. Accordingly, the payment at maturity per $1,000 principal amount Note is calculated as follows:

$1,000 + [$1,000 × Basket Return]

$1,000 + [$1,000 × 3.00%] = $1,030.00

In this case, the return on investment of the Notes is equal to 3.00%. Had the Final Basket Level been less than or equal to the Initial Basket Level, the investor would not receive any payment at maturity in excess of the principal amount of their Notes, and the return on investment of the Notes would have been equal to 0.00%.

Hypothetical Examples of Amounts Payable at Maturity

The examples set forth below are provided for illustrative purposes only. Terms in the tables and examples below are purely hypothetical and do not relate to any Basket Component Return or Basket Return. The examples are hypothetical and do not purport to be representative of every possible scenario concerning the Basket Component Returns of the Basket Components. We cannot predict any of the Basket Component Returns, the Basket Return or the Final Basket Level.

The following examples illustrate the potential total return over the term of the Notes based upon an initial investment of $1,000. These examples assume the Notes are held until the Maturity Date. These examples further assume the Basket Component Returns are as indicated. The numbers appearing in the following tables and examples have been rounded for ease of analysis. These examples do not take into account any tax consequences of an investment in the Notes.

For a more detailed description of how the Basket Component Returns will be calculated, please see “Illustrative Calculations of Basket Component Returns, Basket Return and the Final Basket Level” above.

PPS–4

Example 1: The Basket Component Returns of all of the Basket Components are positive. Accordingly, the Basket Return is positive and the Final Basket Level is greater than the Initial Basket Level.

Basket Component	Basket Component Return
S&P 500® Index	4.00%
EURO STOXX 50® Index	6.00%
Hang Seng Index	8.00%
S&P BRIC 40 Index	2.00%

The Basket Return is equal to the arithmetic average of the Basket Component Returns. Accordingly, the Basket Return in this case is equal to 5.00%, and the Final Basket Level is equal to 100.00 + [100.00 × 5.00%], or 105.00. Because the Final Basket Level is greater than the Initial Basket Level, the investor receives a payment at maturity of $1,050.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Basket Return]

$1,000 × [$1,000 × 5.00%] = $1,050.00

The return on investment of the Notes is equal to 5.00%.

Example 2: The Basket Component Returns of one or more Basket Components is positive, the Basket Component Return of one or more Basket Components is negative and the Basket Return is negative. Accordingly, the Final Basket Level is less than the Initial Basket Level.

Basket Component	Basket Component Return
S&P 500® Index	-10.00%
EURO STOXX 50® Index	5.00%
Hang Seng Index	10.00%
S&P BRIC 40 Index	-15.00%

The Basket Return is equal to the arithmetic average of the Basket Component Returns. Accordingly, the Basket Return in this case is equal to -2.50% and the Final Basket Level is 100.00 + [100.00 × -2.50%], or 97.50. Even though the Basket Component Return of two Basket Components were positive, the Basket Component Returns of the other two Basket Components were negative, thereby causing the Basket Return to be negative and the Final Basket Level to be less than the Initial Basket Level.

Because the Final Basket Level is less than the Initial Basket Level, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

The return on investment of the Notes is 0.00%.

Example 3: The Basket Component Returns of one or more Basket Components is positive, the Basket Component Return of one or more Basket Components is negative and the Basket Return is positive. Accordingly, the Final Basket Level is greater than the Initial Basket Level.

Basket Component	Basket Component Return
S&P 500® Index	-5.00%
EURO STOXX 50® Index	-3.00%
Hang Seng Index	8.00%
S&P BRIC 40 Index	10.00%

The Basket Return is equal to the arithmetic average of the Basket Component Returns. Accordingly, the Basket Return in this case is equal to 2.50%, and the Final Basket Level is equal to 100.00 + [100.00 × 2.50%], or 102.50. Because the Final Basket Level is greater than the Initial Basket Level, the investor receives a payment at maturity of $1,025.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Basket Return]

$1,000 × [$1,000 × 2.50%] = $1,025.00

The return on investment of the Notes is equal to 2.50%.

PPS–5

Example 4: The Basket Component Returns of each Basket Component is negative.

Basket Component	Basket Component Return
S&P 500® Index	-12.00%
EURO STOXX 50® Index	-8.00%
Hang Seng Index	-10.00%
S&P BRIC 40 Index	-10.00%

The Basket Return is equal to the arithmetic average of the Basket Component Returns. Accordingly, the Basket Return in this case is equal to -10.00% and the Final Basket Level is equal to 100.00 + [100.00 × -10.00%], or 90.00

Because the Final Basket Level is less than the Initial Basket Level, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

The return on investment of the Notes is 0.00%

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—If a scheduled Averaging Date is not a Valuation Date, then the scheduled Valuation Date shall be the next succeeding day that is a Valuation Date. Additionally, the Averaging Dates (including the Final Averaging Date), the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to any Basket Component. If the Calculation Agent determines that on an Averaging Date, a Market Disruption Event occurs or is continuing with respect to any Basket Component, such Averaging Date will be postponed. If such postponement occurs, the Averaging Date Closing Levels of the Basket Components shall be determined using the Index Closing Levels of the Basket Components on the first following Valuation Date on which no Market Disruption Event occurs or is continuing in respect of any Basket Component. In no event, however, will an Averaging Date be postponed by more than five Index Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Basket Component on such fifth day, the Calculation Agent will determine the Index Closing Level of any Basket Component unaffected by such Market Disruption Event using the Index Closing Level of such Basket Component on such fifth day, and will make an estimate of the Index Closing Level of any Basket Component affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of the Market Disruption Event. In the event that the Final Averaging Date were to be postponed, either because it is not a Valuation Date or because of a Market Disruption Event with respect to any Basket Component, then the Maturity Date will be postponed so that the number of business days between the Final Averaging Date (as postponed) and the Maturity Date (as postponed) remains the same.

•

For a description of what constitutes a market disruption event with respect to a Basket Component, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement; and

•

For a description of further adjustments that may affect a Basket Component, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

•

Exposure to the Basket Components—The payment at maturity of the Notes is linked to the performance of the Basket, which is equally weighted and is comprised of the S&P 500® Index, the EURO STOXX 50® Index, the Hang Seng Index and the S&P BRIC 40 Index. For information about the Basket Components, see “The Basket Components” in this preliminary pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

PPS–6

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this free writing prospectus is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase). These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

Additionally, if, as a result of an increase in the value of the Reference Asset, the Notes guarantee, at a time that is more than six months prior to maturity, a payment in excess of the projected amount payable at maturity for U.S. federal income tax purposes, the Internal Revenue Service could take the position that you must include additional amounts in income on a current basis or over the remaining term of the Notes, based on the minimum amounts that you are guaranteed to receive at maturity. You should consult their tax advisors regarding the risk that the Internal Revenue Service could take such a position.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions (which would include debt of a foreign financial institution that is not regularly traded on an established securities market, and accordingly may include your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has issued guidance exempting “specified foreign financial assets” held in a financial account from reporting under this provision (although the financial account itself, if maintained by a foreign financial institution, may remain subject to this reporting requirement). Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

PPS–7

Non-U.S. Holders. Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments treated as interest at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

Additionally, the Treasury Department has issued proposed regulations under Section 871 of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Treated for U.S. Federal Income Tax Purposes as Contingent Payment Debt Instruments”; and

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset.”

In addition to the risks described above, you should consider the following:

•

Credit of Issuer—You will receive, subject to our credit risk, at least 100% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the Basket. The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

You Will Not Receive any Periodic Interest Payments on the Notes; if the Basket Return is Not Positive, You Will Not Earn Any Positive Return on the Notes—Unlike conventional debt instruments, the Notes do not bear interest and you will not receive any periodic coupon payments during the term of the Notes. You will receive an amount at maturity that is greater than the principal amount of your Notes only if the Basket Return is positive (and, accordingly, the Final Basket Level is greater than the Initial Basket Level). If the Basket Return is equal to or less than 0.00%, you will receive only the principal amount of your Notes on the Maturity Date. Accordingly, unless the Basket Return is positive, you will not earn any return on your investment in the Notes. You will not be compensated for any loss in value that you incur due to inflation and other factors relating to the value of money over time.

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The Periodic Index Returns of Each Basket Component are Not Based on the Level of such Basket Components at Any Time Other than the Index Closing Levels of the Basket Components on each Averaging Date—The Basket Return will be based on the arithmetic average of the Basket Component Returns for each Basket Component which will, in turn, be based on the arithmetic average of the Periodic Index Returns for each Basket Component. The Periodic Index Returns for each Basket Component will be based on the Index Closing Levels of the Basket Components on each Averaging Date as compared to the Initial Levels on the Basket Initial Valuation Date. Therefore, if the levels of one or more Basket Components drops precipitously on one or more Averaging Dates, the payment at maturity on your Notes may be significantly less than it would have been had such payment been linked to the levels of the Basket Components prior to such drop.

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Negative Periodic Index Returns With Respect to any Basket Component On One or More Averaging Dates Will Mitigate the Effect Of, and May Completely Offset, Positive Periodic Index Returns on Other Averaging Dates—The Basket Component Return with respect to each Basket Component will be equal to the arithmetic average of the Periodic Index Returns for such Basket Component during the term of the Notes. Accordingly, the Basket Component Return of each Basket Component and, in turn, the Basket Return, will depend on the path taken by the Basket Components between the Basket Initial Valuation Date and the Basket Final Valuation Date. Negative Periodic Index Returns with respect to any Basket Component on one or more Averaging Dates will mitigate the effect of, and may completely offset, positive Periodic Index Returns on other Averaging

PPS–8

Dates. If the Periodic Index Returns with respect to one or more of the Basket Components are negative on one ore more Averaging Dates, the Basket Component Returns for such Basket Components may be negative. If the Basket Component Returns with respect to one or more Basket Components is negative, the Basket Return may in turn also be negative, and your payment at maturity will be limited to the principal amount of your Notes.

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Non-U.S. Securities Markets Risks—The stocks included in each of the Basket Components (except for the S&P 500® Index) are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the relevant Basket Components, which may have an adverse effect on the Notes. The foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. The public availability of information concerning the issuers of stocks included in the non-US Basket Components will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in those Basket Components may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.

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Risks Associated with Emerging Markets—The issuers of the securities underlying the S&P BRIC 40 Index are companies located in emerging markets. An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

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No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollars and the currency in which the stocks composing the Basket Components are denominated, although any currency fluctuations could affect the performance of the Basket Components. Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

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Correlation of Changes in Levels of the Basket Components May Adversely Affect the Return on the Notes—Performances among the Basket Components may become highly correlated from time to time during the term of the Notes, including, but not limited to, a period in which there is a substantial decline in the primary securities markets for the Basket Components or stocks underlying the Basket Components. High correlation during periods of negative performances among the Basket Components could cause the Basket Performance to be negative and reduce the value of the Notes and any payment at the maturity of the Notes.

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Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The historical performance of any Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes. The historical correlation between the Basket Components is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Basket over the term of the Notes may bear no relation or resemblance to the historical performance of the Basket Components.

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No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Basket Components would have.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

PPS–9

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the performance of the Basket Components and the Basket Performance, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the time to maturity of the Notes;

•	the dividend rate on the stocks underlying the Basket Components;

•	interest and yield rates in the market generally;

•	the supply and demand for the Notes;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS–10

The Basket Components

S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of the stock price movement in the U.S. equities market. The daily calculation of the S&P 500® Index is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 to 1943. For more information regarding the S&P 500® Index, please see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

The following graphs set forth the historical performance of the S&P 500® Index based on the daily Index Closing Levels from January 2, 2004 through August 8, 2012. On August 8, 2012, the Index Closing Level of the S&P 500® Index was 1,405.87. We obtained the closing levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level of any Basket Component on any of the Averaging Dates. We cannot give you assurance that the performance of the Basket Components and/or the Basket Performance will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Euro Stoxx 50® Index

The Euro Stoxx 50® Index is composed of fifty European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. For more information regarding the Euro Stoxx 50® Index, please see “Non-Proprietary Indices—Equity Indices—Euro Stoxx 50® Index” in the accompanying index supplement.

The following graphs set forth the historical performance of the Euro Stoxx 50® Index based on the daily Index Closing Levels from January 2, 2004 through August 8, 2012. On August 8, 2012, the Index Closing Level of the Euro Stoxx 50® Index was 2,423.22. We obtained the closing levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level of any Basket Component on any of the Averaging Dates. We cannot give you assurance that the performance of the Basket Components and/or the Basket Performance will result in the return of any of your initial investment.

PPS–11

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Hang Seng Index

The Hang Seng Index is a free float-adjusted market capitalization weighted stock market index in the Stock Exchange of Hong Kong Limited and is intended to be an indicator of the performance of the Hong Kong stock market. For more information regarding the Hang Seng Index, please see “Non-Proprietary Indices—Equity Indices—Hang Seng Index” in the accompanying index supplement.

The following graphs set forth the historical performance of the Hang Seng Index based on the daily Index Closing Levels from January 2, 2004 through August 8, 2012. On August 8, 2012, the Index Closing Level of the Hang Seng Index was 20,136.12. We obtained the closing levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level of any Basket Component on any of the Averaging Dates. We cannot give you assurance that the performance of the Basket Components and/or the Basket Performance will result in the return of any of your initial investment.

PPS–12

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

S&P BRIC 40 Index

The S&P BRIC 40 Index is a market capitalization weighted index designed to provide exposure to 40 leading companies domiciled in the emerging markets of Brazil, Russia, India and China. For more information regarding the S&P BRIC 40 Index, please see “Non-Proprietary Indices—Equity Indices—S&P BRIC 40 Index” in the accompanying index supplement.

The following graphs set forth the historical performance of the S&P BRIC 40 Index based on the daily Index Closing Levels from January 2, 2004 through August 8, 2012. On August 8, 2012, the Index Closing Level of the S&P BRIC 40 Index was 2,295.98. We obtained the closing levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level of any Basket Component on any of the Averaging Dates. We cannot give you assurance that the performance of the Basket Components and/or the Basket Performance will result in the return of any of your initial investment.

PPS–13

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–14